Registration No. 33-92100
                                                                Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 11, 1995

                     MLCC Mortgage Investors, Inc., Seller
                   Subordinate Mortgage Backed Certificates,
                       Series 1995-S1, Class A-1 and A-2

                       MERRILL LYNCH CREDIT CORPORATION
                           Certificate Administrator
       -----------------------------------------------------------------

     On August 15, 1995, Subordinate Mortgage Backed Certificates, Series 1995-S1, Class A-1 and A-2 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $50,117,687. The Class A Certificates represented beneficial interests of approximately 59.41% in the Trust Fund comprised of certain subordinate mortgage pass-through certificates issued pursuant to separate pooling and servicing agreements among Merrill Lynch Home Equity Acceptance, Inc., Merrill Lynch Mortgage Investors, Inc. or MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages 74 and 75 of the Prospectus are hereby updated, in their entirety, as follows:


                                              PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                       (Dollars in Thousands)

                                             December 31, 2000               December 31, 1999             December 31, 1998
                                        ---------------------------      --------------------------    --------------------------
                                          Number of                       Number of                      Number of
                                         PrimeFirst    Principal         PrimeFirst      Principal      PrimeFirst     Principal
                                            Loans        Amount            Loans           Amount          Loans        Amount
                                         -----------   ------------      ----------    -----------      -----------    ----------

PrimeFirst Loans
  Outstanding...................             17,917     $6,750,058           11,223    $4,526,896        11,263        $4,408,862
                                         -----------   ------------      ----------    -----------      -----------    ----------
Delinquency Period
  30-59 Days....................                486      $ 197,046              199      $ 76,666           184          $ 77,751
  60-89 Days....................                 55         28,746               38        15,834            26             9,815
  90 Days or More*..............                 20         13,294               15        8,300             34            23,664
                                             ------      ---------           ------      --------        ------         ---------
     Total Delinquency..........                561       $239,086              252      $100,800           244          $111,230
                                             ======       ========           ======      ========        ======          ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................              3.13%          3.54%            2.25%         2.23%         2.17%             2.52%

Loans in Foreclosure............                 36       $ 24,910               36      $ 33,135            47          $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................              0.20%          0.37%            0.32%         0.73%         0.42%             0.99%

---------------------------------
* Does not include loans subject to bankruptcy proceedings.



                                           PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 2000     December 31, 1999     December 31, 1998
                                                       -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................            $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                14,570                11,243               12,711
                                                              ----------            ----------            ---------

Gross Charge-offs.................................            $      885            $    5,578            $   4,030
Recoveries........................................                     0                    16                    2
                                                              ----------            ----------            ---------
Net Charge-offs...................................            $      885            $    5,562            $   4,028
                                                              ==========            ==========            =========
Net Charge-offs as a Percent of Average
----------------------------------------------------
  Principal Balance Outstanding...................                 0.02%                 0.12%                0.08%


     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page 78 of the Prospectus are hereby updated, in their entirety, as follows:


                                  Revolving Credit Line Loan Delinquency Experience
                                               (Dollars in Thousands)

                                    Year ended      Year ended       Year ended       Year ended       Year ended
                                   December 31,    December 31,     December 31,     December 31,     December 31,
                                       1996            1997             1998             1999             2000
                                   -------------   -------------     -----------     --------------   -------------
Number of Revolving Credit
  Line (RCL) Loans Serviced.....          28,368          31,395          30,571             31,517          33,863
Aggregate Loan Balance of
  RCL Loans Serviced............   $   1,353,800      $1,387,217        $191,938         $1,202,594      $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent...........   $       8,292      $    5,450        $  6,634         $    6,427      $    8,137
Loan Balance of RCL Loans
  3 months or more Delinquent(1)   $      39,508      $   44,104        $ 31,348         $   22,863      $   18,782
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans..........           3.53%           3.57%           3.19%              2.44%           2.05%


                                     Revolving Credit Line Loan Loss Experience
                                               (Dollars in Thousands)

                                    Year ended      Year ended       Year ended        Year ended       Year ended
                                   December 31,    December 31,     December 31,      December 31,     December 31,
                                       1996            1997             1998              1999             2000
                                   -------------   -------------     -----------     --------------   -------------
Number of Revolving Credit
  Line Loans Serviced........... .        28,368         31,395           30,571           31,517            33,863
Aggregate Loan Balance of
  RCL Loans Serviced.............    $ 1,353,800    $ 1,387,217      $ 1,191,938      $ 1,202,594       $ 1,313,527
For the Period:
  Gross Charge-offs Dollars......    $     1,860    $     4,269      $     2,756      $     4,445       $     3,884
  Percentage(2)..................           0.14%          0.31%            0.23%            0.37%             0.30%

-------------
(1)  Includes Bankruptcy and Foreclosure.
(2)  As a percentage of aggregate balance of revolving credit line loans serviced.


         The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs -- Dime Revolving Credit Loans -- Delinquency and Loan Loss Experience" on page 81 of the Prospectus are hereby updated, in their entirety, as follows:


                                    Dime Portfolio Delinquency Experience
                                           (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1997            1998          1999             2000
                                                -----------     -----------  --------------  ---------------
Number of revolving credit line loans
    serviced.................................        2,758           2,043           1,318              952
Aggregate loan balance of revolving credit
  line loans serviced........................     $128,391         $86,179         $58,306          $43,841
Loan balance of revolving credit line loans
  2 months delinquent........................     $    809         $ 2,307         $ 1,855          $   882
Loan balance of revolving credit line loans
  3 months or more delinquent................     $  3,589         $ 2,918         $ 2,834          $ 1,459
Total of 2 months or more delinquent as a
  percentage of aggregate loan balance of
  revolving credit line loans................        3.42%           6.06%           8.04%            5.34%


                                       Dime Portfolio Loss Experience
                                            (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1997            1998          1999             2000
                                                -----------     -----------  --------------  ---------------
As of end of Period:
    Number of revolving credit line loans
       serviced..............................        2,758           2,043           1,318              952
    Aggregate loan balance of revolving
       credit
       line loans serviced...................     $128,391         $86,179         $58,306          $43,841
For the Period:
    Gross charge-offs dollars................     $    130         $   174         $   324          $   168
    Percentage(1)............................        0.10%           0.20%           0.56%            0.38%


----------------
(1)  As a percentage of aggregate balance of Mortgage Loan Services


     The information contained in the tables entitled "Statistics Data Group 1 Loan Principal Balances", "Range of Prime Index Based Group 1 Margins" and "Range of Six-Month LIBOR Based Group 1 Margins" and "Statistics Data Fixed Rate Loan Principal Balances" under the heading "The Mortgage Pools" on pages 58, 59 and 62, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans. The table entitled "Statistics Data Group 2 Loan Principal
Balances: has been deleted because there are no longer any outstanding Series 1995-1 Certificates.


                               Group 1 Loan Principal Balances as of December 31, 2000

                                            Number of                                        % of Group 1 Loans by
Range of Principal Balances               Group 1 Loans            Principal Balance           Principal Balance
---------------------------------   ----------------------    --------------------------    -------------------------
$0-49,999.99                                    41                    $1,123,342.20                   0.23%
$50,000-54,999.99                                8                       410,382.00                   0.08%
$55,000-59,999.99                                6                       348,203.62                   0.07%
$60,000-74,999.99                               20                     1,355,889.72                   0.28%
$75,000-99,999.99                               83                     7,518,071.01                   1.55%
$100,000-149,999.99                            151                    18,725,393.40                   3.85%
$150,000-199,999.99                            146                    26,007,908.75                   5.35%
$200,000-249,999.99                            122                    27,081,191.54                   5.57%
$250,000-299,999.99                            107                    29,680,320.82                   6.10%
$300,000-349,999.99                             85                    27,540,420.51                   5.66%
$350,000-399,999.99                             61                    22,780,902.50                   4.68%
$400,000-449,999.99                             28                    11,837,921.28                   2.43%
$450,000-499,999.99                             30                    14,219,825.85                   2.92%
$500,000-549,999.99                             25                    13,014,153.75                   2.68%
$550,000-599,999.99                             18                    10,454,448.89                   2.15%
$600,000-649,999.99                             17                    10,513,195.93                   2.16%
$650,000-699,999.99                             20                    13,655,339.81                   2.81%
$700,000-749,999.99                             23                    16,711,362.48                   3.44%
$750,000-799,999.99                             11                     8,566,108.53                   1.76%
$800,000-849,999.99                             13                    10,681,564.91                   2.20%
$850,000-899,999.99                             18                    15,742,336.85                   3.24%
$900,000-949,999.99                             10                     9,138,935.56                   1.88%
$950,000-999,999.99                             17                    16,760,554.41                   3.45%
$1,000,000-1,099,999.99                         29                    29,613,408.60                   6.09%
$1,100,000-1,199,999.99                         18                    20,655,862.88                   4.25%
$1,200,000-1,299,999.99                         11                    13,925,276.32                   2.86%
$1,300,000-1,399,999.99                          4                     5,449,251.58                   1.12%
$1,400,000-1,499,999.99                          3                     4,336,689.24                   0.89%
$1,500,000-1,599,999.99                          4                     6,240,566.35                   1.28%
$1,600,000-1,699,999.99                          3                     4,997,899.68                   1.03%
$1,700,000-1,799,999.99                          7                    12,333,200.98                   2.54%
$1,800,000-1,899,999.99                          3                     5,625,015.03                   1.16%
$1,900,000-1,999,999.99                          3                     5,983,318.71                   1.23%
$2,000,000-2,099,999.99                          7                    14,295,996.77                   2.94%
$2,100,000-2,199,999.99                          1                     2,190,621.37                   0.45%
$2,200,000-2,299,999.99                          3                     6,772,664.33                   1.39%
$2,400,000-2,499,999.99                          4                     9,810,172.38                   2.02%
$2,500,000-2,599,999.99                          2                     5,099,999.74                   1.05%
$2,600,000-2,699,999.99                          2                     5,200,000.00                   1.07%
$2,900,000-2,999,999.99                          4                    11,906,984.62                   2.45%
$3,000,000 or Higher                             2                     7,998,114.84                   1.64%
                                    ----------------------    --------------------------    -------------------------
TOTALS                                       1,170                  $486,302,817.74                 100.00%
                                    ======================    ==========================    =========================



                                     Range of Prime Index Based Group 1 Margins
                                               as of December 31, 2000

                                                                                                  % of
                                         Number of                                         Prime Index Based
                                     Prime Index Based                                      Group 1 Loans by
           Margin                      Group 1 Loans             Principal Balance         Principal Balance
------------------------------  ----------------------------    --------------------   ---------------------------
          -0.500%                             1                 $     520,000.00                    0.74%
          -0.375%                             1                       262,000.00                    0.37%
          -0.250%                            12                    14,944,001.95                   21.14%
          -0.125%                            10                     6,396,658.01                    9.05%
           0.000%                            55                    20,308,580.54                   28.73%
           0.250%                            48                     8,803,528.47                   12.45%
           0.500%                            74                     8,746,611.84                   12.37%
           0.625%                             3                       389,998.30                    0.55%
           0.750%                             5                       597,268.97                    0.84%
           0.875%                             1                       102,848.56                    0.15%
           1.000%                             4                       531,667.94                    0.75%
           1.250%                             1                       411,994.94                    0.58%
           1.500%                             1                       685,105.84                    0.97%
           1.625%                             1                       150,903.15                    0.21%
           1.750%                             6                     6,183,210.66                    8.75%
           2.000%                             2                       414,444.79                    0.59%
           2.125%                             1                       680,000.00                    0.96%
           2.250%                             4                       568,268.64                    0.80%
                                ----------------------------    --------------------   ---------------------------
            TOTALS                          230                 $  70,697,092.60                  100.00%
                                ============================    ====================   ===========================




                                   Range of Six-Month LIBOR Based Group 1 Margins
                                               as of December 31, 2000

                                          Number of                                     % of Six-Month LIBOR Based
                                   Six-Month LIBOR Based                                Group 1 Loans by Principal
           Margin                       Group 1 Loans             Principal Balance                Balance
------------------------------  -----------------------------   --------------------   -----------------------------
           0.250%                             1                 $        229,401.21                 0.06%
           0.875%                             2                        1,475,831.08                 0.37%
           1.000%                             3                        3,302,391.64                 0.84%
           1.125%                             2                        1,263,689.89                 0.32%
           1.250%                             7                        3,422,109.45                 0.87%
           1.500%                            98                      132,945,367.59                33.76%
           1.625%                           101                       70,123,084.55                17.81%
           1.750%                           210                       87,237,924.99                22.16%
           1.875%                            41                       20,075,766.09                 5.10%
           2.000%                           145                       37,153,429.78                 9.44%
           2.125%                            24                        5,535,336.70                 1.41%
           2.250%                           138                       21,434,733.20                 5.45%
           2.375%                            25                        4,060,329.97                 1.03%
           2.500%                            27                        4,235,540.97                 1.08%
           2.625%                             5                          807,985.76                 0.21%
           2.750%                             2                          220,221.78                 0.06%
           3.000%                             1                          135,500.00                 0.03%
                                -----------------------------   --------------------   -----------------------------
         TOTALS                             832                 $    393,658,644.65               100.00%
                                =============================   ====================   =============================


     Additionally, the information contained in the table entitled "Group 1 Certificate Characteristics under the heading "description of the Pooled Certificates-General" on page 35 of the Prospectus is hereby updated to indicate, as of December 31, 2000, the Certificate Characteristics. there are no longer any outstanding Series 19995-1 Certificates.


                                                                                   Group 1 Certificate
                                                                                  Characteristics as of
                                                                                    December 31, 2000


                                                                 Original                      Current         Current
                                                                 Senior        Original      Adjustable        Senior
               Month     Pooling and   Type of    Original       Mortgage        Pooled         Loan          Mortgage
                 of      Servicing    Mortgage    Principal    Certificates   Certificates    Principal      Certificates
  Series      Issuance   Agreement     Loan       Balance(1)    Balance(2)      Balance      Balance(1)(3)  Balance(2)(3)
--------------------------------------------------------------------------------------------------------------------------
MLMI 1993F      Sep-93      (5)         (6)    $  210,704,370  $  202,758,500  $ 7,945,870   $ 35,692,575   $ 27,746,705

MLMI 1993I      Nov-93      (5)         (6)    $  156,171,951  $  152,032,000  $ 4,139,951   $ 36,114,394   $ 31,974,443

MLMI 1994A      Jan-94      (5)         (6)    $  284,637,957  $  276,098,000  $ 8,539,957   $ 64,584,294   $ 56,044,337

MLMI 19994F     Mar-94      (5)         (6)    $  288,806,078  $  280,140,000    8,666,078   $ 86,691,202   $ 78,025,124

MLMI 1994H      May-94      (5)         (6)    $  214,155,739  $  207,195,000    6,960,739   $ 66,822,625   $ 59,861,886

MLCCMI 1994A    Jul-94      (5)         (6)    $  393,157,420  $  378,795,000   14,362,420   $ 97,434,127   $ 83,071,707

MLCCMI 1994B    Dec-94      (5)         (6)    $  306,606,666  $  296,641,000    9,965,666   $ 76,127,717   $ 66,162,051
-------------------------------------------------------------------------------------------------------------------------
Totals                                         $1,854,240,181  $1,793,659,500  $60,580,681   $463,466,934   $402,886,253
                                               ==========================================================================

(table continued)

                               Original
                                Pooled        Current         Current
                              Certificates     Pooled          Pooled                          60+         Mortgage          CPR
                                Balance     Certificates    Certificates      30-59            Day         Loans in        for the
                  Current      As a % of      Balance         Balance     Delinquencies   Delinquencies   Foreclosure      Mortgage
                  Pooled       Original      as a % of       as a % of       As a %          as a %          as a %         Loans
                Certificates   Principal     Principal      Respective    of Principal    of Principal    of Principal     in the
  Series         Balance(3)    Balance(1)   Balance(1)(3)    Total(3)     Balance(1)(3)   Balance(1)(3)   Balance(1)(3)   Series(4)
-----------------------------------------------------------------------------------------------------------------------------------
MLMI 1993F    $ 7,945,870       3.77%          22.26%          13.12%          0.70%            0.00%            0.00%      21.50%

MLMI 1993I    $ 4,139,951       2.65%          11.46%           6.83%          2.88%            0.25%            3.32%      18.50%

MLMI 1994A    $ 8,539,957       3.00%          13.22%          14.10%          1.06%            7.21%            0.00%      19.10%

MLMI 19994F   $ 8,666,078       3.00%          10.00%          14.31%          2.60%            0.43%            0.00%      16.10%

MLMI 1994H    $ 6,960,739       3.25%          10.42%          11.49%          9.15%            1.18%            2.03%      16.00%

MLCCMI 1994A  $14,362,420       3.65%          14.74%          23.70%          2.05%            0.78%            0.00%      19.30%

MLCCMI 1994B  $ 9,965,666       3.25%          13.09%          16.45%          1.12%            1.85%            5.97%      20.50%
-----------------------------------------------------------------------------------------------------------------------------------
Totals        $60,580,681       3.27%(7)       13.07%(7)      100.00%          2.85%(7)         1.74%(7)         1.53%(7)    N/A
              =====================================================================================================================


(1) Includes only the Group 1 Loans (i.e., does not include any Fixed Rate Loans) with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.

(2) Includes only those Senior Mortgage Certificates that are principally supported by the Group 1 Loans with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.

(3)  As of December 31, 2000 (after the January 16 2001 distribution).

(4) The CPR is the constant rate of prepayment each month, expressed as a per annum percentage of the scheduled principal balance of the pool of mortgage loans for that month, for the period from the Underlying Cut-off date for the Series to December 31, 2000.

(5) Merrill Lynch Mortgage Investors, Inc. (in the case of Series 1994A(7/94) and Series 1994B, MLCC Mortgage Investors, Inc.) as depositor, MLCC, as Servicer, and Bankers Trust Company of California, N.A., as Underlying Trustee.

(6) The Mortgage Loans in all Loan groups that principally support the Pooled Certificates are adjustable rate PrimeFirst loans. See "The Mortgage Pools - Group 1 Loans."

(7)  Weighted average of the percentages in the column above such number.









                         -----------------------------

           The date of this Prospectus Supplement is March 30, 2001